FOR IMMEDIATE RELEASE

IsoRay, Inc. reports SECOND QUARTER RESULTS

14% Of Revenue Attributed To Non Prostate Cases Fueled By New Cancer Facilities

RICHLAND, Washington (February 14, 2013) – IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for brain cancer, lung cancer, head and neck cancer, prostate cancer and gynecologic (“gyn”) cancer announced its financial results for the quarter and six months ended December 31, 2012.

In the quarter and for the six month period ended December 31, 2012, IsoRay’s prostate treatment revenues were in line with the continued national market weakness for all prostate treatment modalities. The overall prostate treatment market was significantly weakened by a report published by the U.S. Preventive Services Task Force recommending against routine PSA screening, which has resulted in men avoiding the test or electing the option of “watchful waiting” if cancer is found. Both approaches leave men at risk of having more advanced disease at the time of diagnosis and perhaps not fully utilizing proven cost effective treatments such as brachytherapy utilizing Cesium 131, which has 98% effectiveness at the five year mark.

IsoRay remains poised to take advantage of its strategic focus on expanding the use of its unique isotope Cesium (Cs-131) to attack cancers in the prostate and other body sites, such as brain cancer, head and neck cancer, lung cancer and gyn cancers, while providing patients with a better quality of life than many competing treatments.

IsoRay is pleased to report that for the month of January, 2013, IsoRay’s prostate business revenues increased by 26% over the prior 6 months' average prostate business revenues and its non prostate revenues increased 152% over the prior 6 months' average non prostate business revenues. In the next 2-3 months several multi-institutional studies are expected to be launched which if successful could help establish Cesium (Cs-131) as a standard of care for primary as well as recurrent cancers.

IsoRay Chairman and CEO Dwight Babcock commented, “Only now are the studies we initiated 2-3 years ago being published in abstract form and in journals showing the success of Cesium 131 in fighting deadly brain, head and neck, lung and gyn cancers. We are very optimistic about the growth in adoption of our growing array of new products and look to the international market to contribute in the coming quarter as some foreign institutions have now received their amended licenses. Physicians and institutions throughout the US are reporting outstanding results in the use of our Cesium (Cs-131) seeds for brain cancer, head and neck cancer, prostate cancer and lung cancers. Given this growing acceptance and interest, we remain committed to our strategic sales and market objectives, which we believe will contribute to long term growth."

The Company's continued investment in research and development focusing on Cesium (Cs-131) efficacy for various cancers located throughout the body is expected to have a direct impact on its overall revenue growth with an expanding array of non-prostate cancer treatments. The increase in the size, quality and reorganization of the sales organization has created the means to contact more facilities than ever before with the Company’s new and novel treatment alternatives.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011

Product sales	$975,457	$1,228,655	$2,031,689	$2,442,072
Cost of product sales	1,134,083	1,029,757	2,210,740	2,176,832

Gross profit / (loss)	(158,626)	198,898	(179,051)	265,240

Operating expenses:
Research and development expenses	149,176	189,661	290,648	440,975
Research and development reimbursement	-	-	-	(50,000)
Sales and marketing expenses	322,094	304,120	638,150	618,538
General and administrative expenses	469,559	497,168	1,114,412	1,150,095

Total operating expenses	940,829	990,949	2,043,210	2,159,608

Operating loss	(1,099,455)	(792,051)	(2,222,261)	(1,894,368)

Non-operating income (expense):
Interest income	128	268	272	455
Change in fair value of warrant derivative liability	(55,000)	166,000	74,000	166,000
Financing and interest expense	-	(2,962)	(6)	(3,056)

Non-operating income / (expense), net	(54,872)	163,306	74,266	163,399

Net loss	(1,154,327)	(628,745)	(2,147,995)	(1,730,969)
Preferred stock dividends	(2,658)	(2,658)	(5,316)	(5,316)

Net loss applicable to common shareholders	$(1,156,985)	$(631,403)	$(2,153,311)	$(1,736,285)

Basic and diluted loss per share	$(0.03)	$(0.02)	$(0.06)	$(0.06)

Weighted average shares used in computing net loss per share:
Basic and diluted	34,604,605	28,593,845	34,238,401	27,540,492

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About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

Worldwide Financial

(954) 360-9998

Info2wwfinancial.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales in the U.S. and internationally, whether additional studies will be published with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, whether institutions will receive all required state and foreign regulatory approvals and licenses to use IsoRay’s products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC.